Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Daniel Budwig ext. 14 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Change in Chief Executive Officer

Plymouth Meeting, PA — October 18, 2005 — Genaera Corporation (NASDAQ: GENR) announced today that Roy C. Levitt, M.D., Genaera’s Chief Executive Officer, resigned effective December 31, 2005, and that John (Jack) L. Armstrong, Jr., the Company’s President and Chief Operating Officer (COO), will succeed Dr. Levitt as Genaera’s interim Chief Executive Officer. It is expected that Dr. Levitt will complete his term on the Company’s Board of Directors and continue as a consultant to the Company.

“The Company and its programs are now well positioned for tremendous success. Reducing my commitment at this point after approximately five years as the CEO and ten years at the Company is the right thing for me to do personally and professionally. It has been a great pleasure to work with Genaera’s talented Board of Directors, employees and collaborators,” stated Dr. Levitt. “I look forward to working with our outstanding management team to ensure a smooth transition of the day-to-day running of the Company and welcome my continued involvement with Genaera as a consultant and Board member.”

“On behalf of the Company, I want to acknowledge Roy’s significant contributions to Genaera. Genaera will continue the work begun by Dr. Levitt.” commented Zola Horovitz, a member of the Company’s Board of Directors. “We are very fortunate to have, in Jack Armstrong, a person with over 38 years experience in the pharmaceutical industry, who has held very senior level roles and has shared responsibility for the operation of the Company for over a year.”

Prior to joining Genaera in 2003, Mr. Armstrong served as CEO of Mills Biopharmaceuticals, a subsidiary of UroCor, Inc., and as Vice President of Business Development at UroCor. Mr. Armstrong was also President and Chief Operating Officer at Oread, Inc., a fully integrated contract research organization. Prior to that, he served in various executive positions, including as President of ENDO Laboratories and President of the global manufacturing/quality division at DuPont Merck Pharmaceutical Company. Mr. Armstrong also served in numerous roles of increasing responsibility in manufacturing operations at Merck, Sharp and Dohme, Stuart Pharmaceuticals and Marion Merrell Dow.

“I am honored that the Board of Directors has asked me to take on this additional challenge,” said Mr. Armstrong. “We have a very strong professional staff across various functions resulting in a strong, talented team of truly great people. I look forward to moving the Company forward.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease, including cystic fibrosis.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.